UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2008

VERICHIP CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2008, Daniel E. Penni and Constance K. Weaver resigned as members of the Board of Directors of VeriChip Corporation, a Delaware corporation (the “Company”). Also on January 11, 2008, the Board of Directors of the Company appointed Barry M. Edelstein to serve as a member of the Board. In connection with his appointment as a director, Mr. Edelstein received a stock option to purchase 25,000 shares of Company common stock, which vest 8,333 on each of January 11, 2009 and January 11, 2010 and 8,334 on January 11, 2011, at a price per share equal to the closing price of a share of Company common stock on the date of grant, or $2.01. Mr. Edelstein was a member of the Board of Directors of Applied Digital Solutions, Inc., which owns a majority position in the Company, from January 3, 2008 until January 11, 2008, and a member of the Board of Directors of Digital Angel Corporation, a subsidiary of Applied Digital Solutions, Inc., from June 2005 until January 2008. There are no other related party transactions, as provided for in Item 404(a) of Regulation S-K, between Mr. Edelstein and the Company and its affiliates.

As a result of the resignation and appointment of directors, on January 14, 2008, the Company Board reviewed and revised the Company’s committee composition. The new committee composition is as follows:

•	Audit Committee – Paul Green (Chair), Jeffrey Cobb and Barry Edelstein

•	Compensation Committee – Jeffrey Cobb (Chair), Paul Green and Barry Edelstein

•	Nominating and Governance Committee – Barry Edelstein (Chair), Jeffrey Cobb and Paul Green

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VeriChip Corporation
Date: January 17, 2008
/s/ William J. Caragol

William J. Caragol
President and Chief Financial Officer